Analysis of the Economic Impact of a Divestiture
                     of the Retail Natural Gas Operations of
                        Consolidated Natural Gas Company


I. Executive Summary

Reed Consulting Group (REED) was retained by Dominion Resources Inc. (DRI) and Consolidated Natural Gas Company (CNG) to quantify the economic impact on shareholders and customers of a spin-off of the retail gas distribution subsidiaries of CNG into separate and distinct entities. CNG's retail gas operations currently consist of four natural gas local distribution companies, The East Ohio Gas Company (East Ohio Gas or EOG), which operates exclusively in Ohio, The Peoples Natural Gas Company (Peoples Natural Gas or PNG), which operates exclusively in Pennsylvania, Virginia Natural Gas, Inc. (Virginia Natural Gas or VNG), which operates exclusively in Virginia, and Hope Gas, Inc (Hope Gas or HGI) which operates exclusively in West Virginia, (collectively, the "LDCs"). This study analyzes the additional costs that would be incurred in operating each of these businesses independently from the other CNG businesses and each other. This assessment was based on REED's understanding of the operating structure of CNG and its LDC subsidiaries and our knowledge of other stand-alone gas distribution utility companies.

This study evaluates the increased costs or lost economies associated with the divestiture of these businesses from two perspectives: shareholders and customers. The effects on shareholders were calculated based on the increased costs from divestiture, and assuming no regulatory rate relief to recover these additional costs. The effects on customers were calculated assuming recovery of additional costs through rate increases. This study attempts to quantify many of the direct increases in the costs of labor, facilities, information technology resources, and capital financing that would be experienced in the event of a spin-off. In addition to such direct costs, CNG provides the LDCs with a number of indirect benefits that are difficult to quantify and that would be lost in the event of divestiture. These indirect lost economies are discussed in the body of this report.

Shareholder Perspective

Our analysis indicates that a divestiture of the four LDCs of CNG into four separate stand-alone companies would result in increased operating expenses primarily due to higher labor and overhead costs for the four stand-alone companies. The total annual impact of lost economies for all four companies is $61.3 million. Cumulative incremental staffing requirements include 700 full-time management and staff positions. While some of this staff could be drawn from the existing Service Company, the estimated total incremental labor costs are still expected to be $31.7 million annually. The estimated effects on each company are shown in Table I-1 below.

In Table I-1, lost economies represent the additional costs, excluding income taxes, for each subsidiary to operate as a stand-alone company. Total revenues reflect the gas operating revenues for each LDC as reported in CNG's Form U5S Annual Report for the 12 months ended December 31, 1998. Net Revenues refer to total revenues less purchased gas expenses. Total expenses include all purchased gas and gas withdrawn from storage, operation and maintenance expenses, depreciation, and taxes other than income taxes. Non-gas expenses refer to total expenses less purchased gas expenses. Gross Income is the difference between Total Revenues and Total Expenses; it excludes income taxes. Net Income is equal to Gross Income less Income Taxes. Rate base refers to the market capitalization at December 31, 1998.

                                    Table I-1
                Annual Effects of Lost Economies on Shareholders
                                    ($000's)


       ----------------------- -------------------- ------------------- ------------------- -------------------
                                  East Ohio Gas      Peoples Natural     Virginia Natural     Hope Gas Inc.
                                                           Gas                 Gas
       ----------------------- -------------------- ------------------- ------------------- -------------------
       Total Lost Economies            $20,908,144         $15,715,120         $13,176,747         $11,540,096
       ----------------------- -------------------- ------------------- ------------------- -------------------
       Lost Economies as a
       percent of
       ----------------------- -------------------- ------------------- ------------------- -------------------
               Total Revenues               2.052%              5.190%              6.942%             11.509%
       ----------------------- -------------------- ------------------- ------------------- -------------------
                 Net Revenues               4.737%              8.500%             13.669%             21.384%
       ----------------------- -------------------- ------------------- ------------------- -------------------
               Total Expenses               2.290%              6.579%              8.190%             12.721%
       ----------------------- -------------------- ------------------- ------------------- -------------------
             Non-Gas Expenses               6.231%             12.994%             19.525%             25.984%
       ----------------------- -------------------- ------------------- ------------------- -------------------
                 Gross Income               19.76%              24.58%              45.58%             120.80%
       ----------------------- -------------------- ------------------- ------------------- -------------------
                   Net Income               36.61%              43.37%             105.30%             252.52%
       ----------------------- -------------------- ------------------- ------------------- -------------------
       In absence of rate
       relief
       ----------------------- -------------------- ------------------- ------------------- -------------------
          Estimated return on              5.1977%             7.1758%             1.7230%            -2.9188%
                    rate base
       ----------------------- -------------------- ------------------- ------------------- -------------------
          Estimated return on              4.8723%             6.0761%             1.0591%            -2.5556%
                    net plant
       ----------------------- -------------------- ------------------- ------------------- -------------------

Customer Perspective

It is a reasonable expectation that each company would be allowed to recover the increased costs of stand-alone operations, including related income taxes through a rate increase. In this case, the projected effect on the gas customers of each subsidiary is as follows:

                                    Table I-2
                  Annual Effects of Lost Economies on Customers
                                    ($000's)

---------------------- -------------------- --------------------- --------------------- --------------------
                          East Ohio Gas     Peoples Natural Gas   Virginia Natural Gas     Hope Gas Inc.
--------------------- -------------------- --------------------- --------------------- --------------------
Rate Revenue
---------------------- -------------------- --------------------- --------------------- --------------------
         Pre-Spin-Off           $1,018,979              $302,806              $189,803             $100,271
---------------------- -------------------- --------------------- --------------------- --------------------
        Post-Spin-Off           $1,080,697              $326,957              $221,631             $121,370
---------------------- -------------------- --------------------- --------------------- --------------------
      Dollar Increase              $61,718               $24,151               $31,828              $21,099
---------------------- -------------------- --------------------- --------------------- --------------------
     Percent Increase               6.057%                7.976%               16.769%              21.042%
---------------------- -------------------- --------------------- --------------------- --------------------

Conclusion

The economies that CNG realizes from consolidated administration and management of its gas operations provide significant benefits to customers and shareholders. The centralized management provided by CNG allows the CNG LDCs to realize economies of scale in the procurement of equipment, gas supplies and various technical and administrative services. Spinning off CNG's gas distribution subsidiaries into stand-alone companies would likely result in substantial cost increases and significant earnings decreases absent regulatory rate relief. Without rate adjustments, the spin-off would have significant negative impacts on shareholders and make ownership of shares in the stand-alone LDCs unattractive.

The pass-through of the increased costs from divestiture would likely lead to significant rate increases with no corresponding increase in the level and quality of services received by the LDC customers. The estimated rate increases for each company range from 6 to 21 percent. These increases would make each stand-alone company less competitive at a time when competition in the energy industry is rapidly increasing due to state and federal restructuring efforts in both the electric and gas industries.

The potential by-pass of local distribution systems by interstate pipelines or alternate fuels is a threat faced by the CNG LDCs. Peoples Natural Gas faces direct competition from other LDCs to provide distribution service in certain portions of its service territory in western Pennsylvania. Pennsylvania has also become one of the first states in the nation to deregulate electric generation and to allow retail customers to select their choice of electricity supplier. Unnecessarily higher costs will make it difficult for these stand-alone companies to compete against other fuels, pipeline bypass, and, in certain cases, other LDCs.

As a result of federal restructuring and refocus on competition in the gas industry, there is an increased interest in the unbundling of LDC services and allowing more customers to select alternative natural gas suppliers. Peoples Natural Gas and East Ohio Gas have already expanded their natural gas transportation services available to retail customers. Pennsylvania passed legislation in June 1999 requiring all natural gas customers to have a choice in their natural gas supplier. The increases discussed here may make both bundled and unbundled services less competitive.

Finally, in an era of rapid consolidation of electric and gas providers into large energy service companies, a regulated utility which either offers only one energy product or has a narrow geographic focus, faces a competitive disadvantage to larger companies which offer a variety of products and services over a larger service area. In fact, for this reason, many smaller retail gas companies have been merged into larger, more diverse energy service companies during the last few years/1/. Such mergers allow LDCs to enhance revenues through cross selling opportunities and market expansion and to take advantage of operating synergies created by corporate consolidation. Thus, in the case of an LDC spin off, the CNG LDCs would likely be highly sought after merger partners. The LDCs separation from CNG would arguably result in a need to be acquired by a larger or more diversified energy company in order to remain financially stable and competitive in the long-run. Thus, any mandated spin off of the CNG LDCs would, in the short run, result in increased costs and, in the long run, likely result in the reacquisition of the CNG LDCs by a larger company in order to recapture the synergies lost in the original spin off.

Based on the foregoing, REED believes that spinning off the CNG gas distribution subsidiaries into four stand-alone companies would adversely affect both the CNG shareholders and natural gas customers.

----------
/1/ In the last six months, there have been a number of gas LDC mergers that demonstrate this pattern:
     o Wisconsin Energy Corp.'s acquisition of WICOR Inc., announced June 28, 1999.
     o Eastern Enterprises' acquisition of Colonial Gas, announced October 19, 1998, and Energy North, announced July 15, 1999.
     o Energy East's acquisitions of Connecticut Energy Corp, announced April 23, 1999, CMP Group, announced June 15, 1999, and CTG Resources, announced June 30, 1999,
     o Northeast Utilities reacquisition of Yankee Energy System, announced June 15, 1999.
     o Indiana Energy Inc. and Sigcorp Inc.'s merger to form Vectren Corp, announced June 14, 1999.
----------

REED believes, therefore, that it is in the best interest of CNG to retain its existing gas distribution assets and businesses.


II.  Analytical Approach and Study Assumptions

     Overview

To estimate the increased costs from divestiture of CNG gas distribution subsidiaries, REED undertook an organizational assessment of each LDC as it exists today first on its own, and then as part of the larger CNG organization. To assess where additional costs would be incurred as a result of a divestiture, REED examined the areas and functions which are currently being provided fully or partially by the Consolidated Natural Gas Service Company (Service Company) to the LDCs. Given that each company would be operating on a stand-alone basis and would need to either perform these functions on its own or outsource these responsibilities, REED estimated the additional costs that would be incurred from transferring the functions provided by the Service Company to each LDC organization.

In performing this assessment, each area, department, or function was incorporated into the stand-alone LDCs to ensure the current levels of service provided to end-use customers are maintained. The increased costs were then estimated by comparing the incremental costs of stand-alone operations with the allocated charges from the Service Company. While divestiture would likely impact the costs of many departments and business units within the LDC, the study does not assume additional cost increases in areas outside of the functional and administrative department covered by the Service Company. The study does, however, attempt to quantify the increased shareholder-related costs associated with independent corporate existence.

The Base Case for each LDC analysis reflects the actual sales, revenues, costs, and rates of return for the 12 months ended December 31, 1998. Although CNG is undertaking continued restructuring of its operations, including the operations of its LDC subsidiaries and the Service Company, the analysis of lost economies is based on the organizational structure that existed at year-end 1998. In the last few years, the Service Company has consolidated many functions previously performed individually by the LDCs and its transmission company. This consolidation has enabled CNG LDCs to achieve economies of scale in functions such as marketing, gas supply and engineering. Current restructuring efforts are focusing on areas such as the human resource and legal departments in an attempt to extract savings from streamlining and consolidating these functions across the CNG companies.

In each Base Case analysis, REED focused on the major cost components likely to be impacted by divestiture of the LDCs based on reviews of corporate information and discussions with CNG personnel. A more exhaustive analysis would likely produce additional costs from lost economies from divestiture of the LDC operations. For example, the Service Company is a party to various long-term contracts which would be impacted by a divestiture. The Service Company would incur significant costs to buyout or buy down these contracts after a spin off. Furthermore, given the latest restructuring actions by the Service Company and the expected increased operational efficiencies and savings from these efforts, the estimated lost economies in this study may well be understated.

In evaluating the impact of divestiture of CNG's four natural gas distribution subsidiaries, REED made a number of assumptions based on its understanding of the operational structure and relationships between CNG and each of its subsidiaries, REED's expertise in natural gas distribution operations, and the impacts of changes in the natural gas industry on those operations. REED consulted with CNG management and staff in developing the assumptions for stand-alone operations of the LDC subsidiaries. A discussion of the key assumptions used to estimate the lost economies is provided below.

     Spin-Off Assumptions

The study assumes that CNG's four regulated natural gas distribution businesses, East Ohio Gas, Peoples Natural Gas, Hope Gas, and Virginia Natural Gas will be divested as separate stand-alone LDCs. Once divested, these entities would operate as independent, publicly held, regulated companies. They would have all necessary management personnel, along with facilities, equipment, materials and supplies, etc. required to operate as stand-alone utilities.

REED assumed the spin-off of each subsidiary into a single stand-alone company rather than one combined company for the following reasons:

o Each LDC is presently a separate wholly-owned subsidiary of CNG. The four corporations would need to be merged to form a single combined gas company.
o Each does business under its own name and has its own identity with customers.
o Each LDC's revenue requirements, rate design, and natural gas tariff is regulated by a different state and state regulatory commission: East Ohio Gas, by the Ohio Public Utility Commission; Peoples Natural Gas, by the Pennsylvania Public Utility Commission; Hope Gas, by the West Virginia Public Service Commission; and, Virginia Natural Gas by the Virginia State Corporation Commission.
o    Each LDC's gas system can be operated independently.
o A significant number of personnel who operate and maintain the four gas systems are employees of one of the respective gas companies only.

It might be argued that it would be more appropriate to analyze the impact of a divestiture of CNG's four LDCs as an entirety, either under a common holding company or as a single multi-state operating utility. However, neither of such approaches gives effect to two critical considerations. First, divestiture of the LDCs under a common holding company would require that such holding company register as a holding company under the Public Utility Holding Company Act of 1935 (the 1935 Act). It cannot be assumed that any potential buyer would be willing to register as a holding company under the 1935 Act, and accept the regulation of the SEC thereunder in connection with the acquisition of these LDCs. Second, the creation of a new multi-state operating utility would result in jurisdictional issues among the four states in which the LDCs operate. As they are presently organized, each LDC is subject to full regulation only in the state in which it operates. Under a multi-state utility structure, the regulatory burden of the company would increase as the full operations of the company would be regulated by four different sets of state regulators. Moreover, separation of CNG four LDCs from the much larger unregulated CNG businesses would itself entail lost economies, as the four LDCs would need to bear the entire costs of services that are now shared by the entire CNG system.

1. Staffing and Labor Costs

For the purpose of determining the staffing requirements for each LDC, REED included a sufficient number of employees in each stand-alone company to ensure that customers continue to receive the present level and quality of service, and that employees continue to utilize many of the same systems and processes in daily operations. The labor cost estimates for additional staff are based upon assessments of straight-time, over-time, incentive compensation, and pension and benefit costs for each employee of the stand-alone organizations. The incremental labor expenses are based on current Service Company salary expense, industry benchmarking data, and REED's experience. Given the continuing tightness in the labor markets, the levels of incentive compensation for executive staff included in this study may not be reflective of the current compensation packages required to retain quality management in executive positions.

Although the CNG LDCs benefit from the centralized procurement provided by the Service Company, for purposes of this study REED assumed that benefit levels and costs are expected to remain unchanged in the stand-alone organization. In addition, the study assumes that labor costs for direct employees of the

LDC subsidiaries are not expected to change. The companies would not be required to renegotiate any collective bargaining agreements as few, if any, employees under these agreements would be affected by divestiture. In addition, all collective bargaining agreements are unique to each LDC.

The specific cost figures for increased labor costs are based on average salary figures from the Service Company, utility compensation benchmarking data, and REED's experience in LDC management. A utility-specific benefits-cost adder was developed based on 1998 benefit costs as a share of total wages and salary for each LDC.

Estimates of the portion of increased labor expenses that are likely to be capitalized are based on the level of capitalized labor expenses to total labor expenses for each LDC subsidiary based on 1998 costs.

2. Non-Labor and Facilities Costs

Unless otherwise stated, the non-labor costs are expected to remain essentially unchanged from the costs allocated to the organizations to be spun off or incurred directly by that organization. The primary categories of non-labor cost increases are in the information technology resources and in the cost of additional facilities, including office lease expenses.

3. Gas Supply Administration/Engineering Expenses

Cost differentials related to the acquisition and administration of gas supply arrangements by four separate entities rather than by a central department were estimated based on CNG's historical experience prior to centralizing its gas supply administration in the Service Company. Incremental labor-related engineering costs likewise were estimated based on staffing levels prior to the centralization of this function in the Service Company.

4. Capital Expenditures

REED estimated additional capital expenditures resulting from divestiture of the LDCs. Given that each LDC already operates its distribution system on a stand-alone basis, there would be minimal increased expenditures for gas assets. The majority of increased capital expenditures are most likely to arise from increased capitalized labor expenses, higher procurement costs due to losses in purchasing efficiencies, and the need to separate, duplicate, and replace various information systems previously provided on a centralized basis. These incremental information systems costs include computer hardware, software, and systems applications for centralized functions within the Service Company (e.g., financial, human resource, gas supply) which must be performed independently in each stand-alone company.

5. Transition/Transaction Costs

The analysis of lost economies includes costs associated with establishing the new departments and functional areas within each LDC and/or outsourcing the functions provided by the Service Company. These costs include organizational restructuring costs, hiring and training costs, costs for any transitional services provided by CNG, capital expenditures for office equipment, and any costs incurred in outsourcing or evaluating the outsourcing of certain functions. Estimates of the hiring and training costs were based on REED's experience in corporate reorganization. In particular, REED estimated the costs of hiring for executives at 1/3 the salary costs for those positions. Training costs for new employees were assumed to be $1,000/position. In addition, the companies would incur significant legal and financial costs associated with a spin-off from CNG. REED estimated the legal and financial transaction costs based on recent experience in utility merger and asset divestiture transactions.

6. Other Shareholder Costs

The divestiture of the LDCs would create four new independent, publicly traded companies. As a result, each LDC would be responsible for shareholder-related costs including the issuance of annual reports and proxy statements, external reporting to the SEC, annual shareholder meeting, and other investor-relations expenses. After comparing the costs incurred by both CNG and Dominion in these areas, REED assumed the lower of the two as an estimate of the costs that would be incurred by the new stand-alone LDCs.

7. Cost of Capital

Given the change in overall company size and the risk profiles of the LDC subsidiaries as a result of a divestiture from CNG, REED expects the cost of capital on a stand-alone basis to increase, especially for the smaller LDCs. Estimates of the impact on debt costs of divestiture were provided by CNG. The costs of issuing new securities for four independent companies were included in the calculation of total transition and transaction costs for each LDC spin off.

8. Cost Pass Through

In estimating the impacts of additional costs on customers of each LDC, REED assumed that full pass through of increased costs would be allowed in formal rate proceedings.

9. Third-Party Contracts

Any contracts with third parties are assumed to continue in the spun-off organizations.


III. Functions of the Service Company

While each company currently exists as a wholly-owned subsidiary within the CNG organization, certain business functions are provided on a consolidated basis to each subsidiary through the Service Company. The Service Company has been an integral part of CNG since 1962,/2/ when it was formed to centralize certain administrative and operational functions in an effort to achieve better organizational efficiencies. In addition, through this centralized structure, CNG is responsible for meeting the financing needs of each of its subsidiaries. In this regard, CNG is able to obtain financing at a lower cost than if each company were to finance itself independently.

Currently, the Service Company consists of three main areas: the Executive Offices and Central Administrative departments, the System Services Group, and the Regulated Business Support Group. This first area includes CNG's Executive Offices, the Controller, Internal Auditing, Treasury, Secretary, Tax, Risk Management, Strategic Planning, Corporate Planning, Human Resources, Employee Benefits, Investor Relations, Asset Management, Corporate Communications, and Legal, as well as other related central administrative departments. The second area, the System Service Group, is responsible for centralized information technology, telecommunications, purchasing, customer payments, payroll, processing services, and cash management among its subsidiaries. The third area, the Regulated Business Support Group, provides consolidated services to CNG's regulated businesses in the areas of management, marketing, gas supply, engineering, and materials management.

The Service Company has agreements with each of CNG's regulated subsidiaries for the performance of the administrative and operational functions and the allocation of costs for these services. Through this centralized administration, the costs of such functions are shared among the CNG companies through direct and indirect cost allocation. Due to economies of scale, each company benefits from receiving these services at a lower cost than it if provided them on its own.

Over the last few years, the Service Company and CNG as a whole have restructured their operations and responsibilities to continue to take advantage of increased operational and organizational efficiencies in light of the changing natural gas industry. From 1994 to 1998, the combined staff of the CNG LDC

----------
/2/ The original Service Company was known as Con-Gas Service Corporation from January 1962 to January 1966.
----------
subsidiaries and the Service Company has been reduced from 5,240 to 4,487. The Service Company continues to examine ways by which it can operate more efficiently through centralized administration and operation of its system.

IV.  Analysis of Lost Economies from Divestiture on East Ohio Gas

     Overview

East Ohio Gas provides service to approximately 1.2 million customers in 400 eastern and western counties in Ohio. East Ohio Gas' system consists of more than 20,000 miles of main line. Natural gas revenue in 1998 was approximately $1 billion on system throughput of 281.5 billion cubic feet of gas.

As a subsidiary of CNG, many administrative and operational functions are performed for East Ohio Gas by the Service Company. Thus, the majority of increased costs from divestiture result from the need to replace Service Company personnel and resources with staff directly employed by East Ohio Gas.

     Organizational and Staffing Impact

As a result of a divestiture from the CNG system, East Ohio Gas would need to expand its organizational structure to add the executive, administrative, and operational staff to perform the functions it currently receives from the Service Company.

The East Ohio Gas organizational structure as of December 31, 1998 was used as a pattern for developing the new stand-alone LDC organization. To support a stand-alone corporate structure, an additional 289 management and staff would be required to perform the Service Company functions. Table IV-1 provides a breakdown of the incremental additions by executive. The new areas and their relationship to the December 31, 1998 East Ohio Gas organizational structure are summarized below.

                                   Table IV-1
                  Summary of Incremental Staffing Requirements
                                at East Ohio Gas

           ------------------------------------------------------
                   Executive Position          Incremental Staff
           ------------------------------------------------------
           President                                     2
           ------------------------------------------------------
           Chief Operating Officer
           ------------------------------------------------------
           VP of Operations                             35.3
           ------------------------------------------------------
           VP of Sales and Rates                        19.3
           ------------------------------------------------------
           VP of Gas Supply                             21
           ------------------------------------------------------

           ------------------------------------------------------
           Chief Information Officer                   111
           ------------------------------------------------------

           ------------------------------------------------------
           Chief Financial Officer                       2
           ------------------------------------------------------
           VP of Finance and Treasurer                  16.3
           ------------------------------------------------------
           Controller                                   55
           ------------------------------------------------------
           Director of Investor Relations                1
           ------------------------------------------------------
           VP of Corporate Planning                      1
           ------------------------------------------------------

           ------------------------------------------------------
           General Counsel                               8.3
           ------------------------------------------------------
           VP of Human Resources                        17
           ------------------------------------------------------
                       Total Incremental Staff         289.2
           ------------------------------------------------------

Board of Directors The Board of Directors is assumed to consist of 12 directors based on the size and scope of East Ohio Gas.

Chief Executive Officer (CEO): The CEO/President position would report to the East Ohio Gas Board of Directors rather than the Executives at the Service Company. The CEO/President would be the highest position within the stand-alone corporate organization. The CEO/President would be responsible for representing the corporation to customers, the financial community, regulators and the public. This position would carry significantly more responsibilities than the current position of President at East Ohio Gas. This position would have new reporting relationships with the new executives and staff added as a result of the divestiture.

Chief Operating Officer (COO) - The COO would report directly to the CEO and would be responsible for the overall operating activities of the company. The COO position would be equivalent to the existing President/CEO position at East Ohio Gas at December 31, 1998, and would oversee the work of three vice presidents: the VP of Operations, the VP of Gas Supply, and the VP of Sales and Rates.

     The VP of Operations would be similar to the current VP of Operations position at East Ohio Gas. However, the Engineering Services department under the VP of Operations would be expanded to accommodate the additional staff responsible for design standards, operating procedures, planning, audits and compliance, and general technical support. These functions are currently performed by the Engineering department under the Regulated Business Support Group of the Service Company. In the event of divestiture, East Ohio Gas would require an additional 19 engineering staff for stand-alone operations. The VP of Operations would also oversee the purchasing and materials management functions and the additional 16 staff required to perform these activities.

     The VP of Sales and Rates would be similar to the current VP of Sales and Rates position at East Ohio Gas. However, the Marketing department under this executive would be expanded and modified to accommodate the additional staff currently under the Regulated Business Support Group of the Service Company. While the marketing group within the Service Company operates out of East Ohio Gas' offices, the group would be downsized at East Ohio Gas and staff transferred to meet the marketing requirements of other LDCs in the event of divestiture. Approximately 19 staff would be needed to support the East Ohio Gas marketing function.

     The VP of Gas Supply would be a new position responsible for all gas supply planning, procurement, and contract administration. In the event of divestiture, East Ohio Gas would require an additional 20 gas supply staff reporting to the VP of Gas Supply for stand-alone operations. Gas Supply is currently managed centrally by the Service Company. Under the current structure, the CNG LDCs have submitted joint comments in response to actions by the Federal Energy Regulatory Commission and have jointly intervened in interstate pipeline regulatory proceedings where they have common interests. In the event of a spin-off, East Ohio Gas would have to independently participate in these regulatory filings. These increased costs associated with the increased responsibilities for federal regulatory filings have been included in the labor costs increases in the gas supply area, as this department is responsible for dealing with these issues.

Chief Information Officer (CIO) would be a new position responsible for the information technology needs of East Ohio Gas. These functions are currently provided centrally by the Service Company. This position would oversee the entire information systems, communication systems, data processing, application development, software and hardware procurement within the East Ohio Gas organization.

Approximately, 111 staff would be added to support the information technology needs of East Ohio Gas as a stand-alone LDC.

Chief Financial Officer (CFO) - The Chief Financial Officer would report directly to the CEO and would be responsible for corporate finance, corporate planning, treasury, accounting, risk management, and investor relations. The CFO would oversee the work of two vice presidents and two directors, the VP of Finance and Treasurer, the VP of Corporate Planning, the Controller, and the Director of Investor Relations. As part of this reorganization, the current responsibilities of East Ohio Gas' VP of Finance and VP of Corporate Planning positions would be modified. Certain responsibilities under East Ohio Gas' VP of Finance position would be moved under the Controller function, while others such as risk management, cash processing, and strategic financial planning would be moved under the new VP of Finance and Treasurer position. These new functional areas are described in detail below.

     The VP of Finance and Treasurer would be a new position similar to the existing VP of Finance at East Ohio Gas. This position would incorporate the role of Treasurer and the corporate financial functions currently provided by the Service Company, including Risk Management, Financial Systems, Strategic Financial Planning, Purchasing and Facilities Management. This position would be in charge of all financing, both debt and equity for the new corporate entity of East Ohio Gas. Approximately 16 new staff would be added in the departments reporting to this position.

     The Controller would assume the accounting-related functions currently directed by East Ohio Gas' VP of Finance. The Controller would oversee all accounting, cash management, transaction processing, customer billing, internal auditing, external reporting, and tax functions of East Ohio Gas. An additional 55 management and staff positions would be required to support these accounting and processing services currently provided by the Service Company.

     The Director of Investor Relations would handle all financial corporate communications and would be in charge of producing the Annual Report and organizing the annual stockholders meetings.

     The VP of Corporate Planning would be similar to the current position at East Ohio Gas. The role of corporate strategic planning would be expanded as East Ohio Gas would exist as its own entity. One additional analyst would be required to support the increased role of strategic planning in the new stand-alone organization.

General Counsel - The General Counsel reports directly to the CEO and would be responsible for overseeing legal affairs, government affairs, and corporate communications. The existing General Counsel position within East Ohio Gas would be expanded to assume responsibilities over all corporate legal matters, environmental compliance, SEC compliance, litigation, state and federal regulatory matters, labor and benefit legal matters, contracts and corporate governance. A new executive position under the General Counsel would be created to consolidate the external communications and policy work of East Ohio Gas. The General Counsel would oversee all legal services procured through outside attorneys. The new position of Corporate Secretary would report to the General Counsel.

     The Director of External Affairs and Policy Development would report to the General Counsel. The existing Community Affairs, Government Affairs, and Corporate Communications departments within East Ohio Gas would report to this position. The existing manager of Corporate Communications/Media Relations under East Ohio Gas' current VP of Sales and Rates would transfer reporting functions to this Director.

In addition to the transfer of current positions and departmental reporting to the General Counsel, approximately 8 incremental positions would be added within this area.

Human Resources - The VP of Human Resources would report directly to the CEO and would be responsible for employee staffing, compensation, training, benefits, health services, employee services, and security. All positions currently reporting to East Ohio Gas' Director of Human Resources would report to the new VP of Human Resources. In addition, reporting departments would be expanded to include additional staff responsible for employee benefits servicing, which is currently provided by a third-party vendor through an outsource arrangement by the Service Company. The spin-off of East Ohio Gas would require an additional staff of 17 within the Human Resources and Benefits Administration function.

     Facilities Impact

As a result of the addition of 289 full-time equivalent staff, East Ohio Gas would be required to lease additional office space. REED estimates that approximately 92,500 square feet of additional space would be required. The estimated costs for this space are $1.89 million per year. However, when compared with the current allocation of lease expenses in the charges from the Service Company, the net effect for East Ohio Gas is an annual savings of $377,000 in lease expenses.

     Information Technology - Non-labor/Outside Services

East Ohio Gas would experience significant non-labor cost increases from the need to assume full responsibility for the information technology functions provided by the Service Company. The additional labor-related costs have already been incorporated into the labor cost figures above. Many of these non-labor costs would be one-time transition costs for the replacement and duplication of central systems currently operated and maintained by the Service Company. These systems, which would be separated and/or duplicated for East Ohio Gas, include the following:

     East Ohio Gas would require its own employee, human resources, and payroll information system. The current People Soft program would need to be duplicated and customized for East Ohio Gas as a stand-alone company.

     CNG's Oracle-based financial applications (purchasing, inventory, project accounting, general ledger, accounts payable, accounts receivable, budgeting, fixed assets) would need to be duplicated and customized for East Ohio Gas.

     The ALTRA Gas Management System would need to be purchased and customized by East Ohio Gas. This program is used for transaction processing, contract administration, and gas accounting. A separate Oracle-based system would be required for the administration and management of contracts with local producers directly connected to the East Ohio Gas system.

     The SAMS engineering system already in place within the East Ohio Gas engineering department would need ongoing support and maintenance from East Ohio Gas.

     The new customer information system developed by the Service Company, CAMP (Customer Activities and Marketing Project), consists of three tiers: 1) a central database and the batch billing process run on an IBM mainframe; 2) UNIX Servers and a relational database from Sybase; 3) the client tier which is customized using Power Builder. The current centralized CAMP system would need to be separated and redesigned for stand alone operations. In addition, East Ohio Gas would require its own independent server/mainframe to serve as the first tier of the stand alone CAMP system.

     East Ohio Gas would need its own version of ACCLAIM, a system used to automate dispatching and communicate service orders.

     East Ohio Gas would also need its own version of the ITRON hardware used for the Meter Reading System.

REED estimates the costs to separate, replace and duplicate these systems to be approximately $38.4 million. Assuming the systems are depreciated on the same basis as that used by the Service Company, the annual depreciation costs would be $3.9 million. While the majority of these IT-related costs would be one-time transition costs, annual maintenance and lease costs are expected to be higher for the stand-alone company. Currently, the Service Company outsources the help desk function. Its uncertain whether East Ohio Gas would be able to continue this arrangement on a stand-alone basis at its current cost. In addition, East Ohio Gas would loose the opportunity to jointly develop new applications and share the cost of those applications with other corporate entities.

     Loss of Purchasing Efficiencies

Currently, the Service Company centrally manages purchasing across all CNG subsidiaries. East Ohio Gas would have to assume responsibility for acquisition planning, purchase order placement, supplier negotiations, contract formation, contract administration, expediting, supplier payment problem resolution, purchasing systems support, and supplier source development. In addition to the administrative and labor cost increases for this function, East Ohio Gas would experience reduced purchasing economies on a stand-alone basis. Based on CNG's experience to date in savings achieved from centralized procurement, East Ohio Gas is estimated to lose approximately $6 million in annual savings. The $3.1 million annual impact of this lost savings assumes 50% of the total procurement savings applies to capitalized expenditures. The primary categories for procurement savings include purchases of gas line materials, such as plastic pipe, valves, and meter sets; purchases of gas line services such as environmental services, construction services, and line locating; and purchases of administrative support equipment and services, including long distance, office supplies, computer support, and personal computers.

     Cost of Capital

The divestiture of East Ohio Gas from the CNG family of companies would require the recapitalization of the debt at prevailing market rates and an issuance of equity for the new corporation at the time of the spin-off. This study assumes that the existing East Ohio Gas capital structure would be maintained in the stand-alone organization. However, East Ohio Gas would be required to replace approximately $150 million of short-term debt with long-term financing. Assuming no change in the existing cost of equity, based on the market capitalization at year-end 1998, East Ohio Gas would experience a pre-tax capital cost increase of $6 million, or an after-tax capital cost increase of $3.9 million.

     Transition/Transaction Costs

The divestiture of East Ohio Gas from CNG and the creation of a stand-alone utility would be a complex legal and financial transaction that would incur significant transition costs. The costs for issuance of new debt and equity securities are based on standard fees for similar transactions by other utilities. Other transaction costs include legal and financial advisory fees, fees for independent accountants, actuaries, and other management consultants. As discussed above, East Ohio Gas would incur significant costs to either purchase, duplicate, or replace many of the information systems provided by the Service Company. Real estate services would be required to obtain additional office space for increased staff at the LDC. The company would experience significant costs for hiring and training the 289 additional staff required for stand-alone operations. The hiring costs for senior executives are estimated at 1/3 the first year's salary. REED estimated hiring and training costs for incremental staff at $1000/employee. The following transition costs would be applicable in a spin-off of East Ohio Gas:

                                   Table IV-2
            Summary of Transition/Transaction Costs for East Ohio Gas

 ------------------------------------- ------------------------------------
               Category                            Total Fees
 ------------------------------------- ------------------------------------
 Transaction Costs (debt and equity                $4,879,000
 issuance)
 ------------------------------------- ------------------------------------
 Legal, accounting, other advisory                 $3,000,000
 fees
 ------------------------------------- ------------------------------------
 Hiring/Training                                   $1,452,210
 ------------------------------------- ------------------------------------
 Total Costs                                       $9,331,210
 ------------------------------------- ------------------------------------
 Annual Amortization (10 years)                     $933,121
 ------------------------------------- ------------------------------------

     Other Indirect Lost Economies

Although  East  Ohio Gas has its own  contracts  for gas  supply,  storage,  and transportation services, the procurement and administration of gas supply-related resources are managed by the gas supply area of the Service Company. In addition to the increased labor costs from assuming responsibility for supply planning, procurement, and day-to-day administration, East Ohio Gas will lose the purchasing economies enjoyed by the centralized management of this function by CNG. Given the continuing change and evolution of the gas market, it is difficult to quantify the degree of cost savings provided by central management beyond the administrative labor cost savings. However, the experience of the Service Company suggests that CNG has been able to obtain lower-cost supplies through bulk purchasing for the LDC group and enhance capacity release credits through its centralized administration and purchasing.

Summary of Impacts for East Ohio Gas Spin-Off

The study illustrates that a spin-off of East Ohio Gas into a stand-alone LDC would require an additional 289 full-time management and staff positions. Based on the assumptions set forth in Section II and the staffing requirements outlined above, the annual cost increase is estimated to be $20.9 million. The categories of cost increases are set forth below.

                                   Table IV-3
                   Summary of Lost Economies for East Ohio Gas

 -----------------------------------------------------------------
              Cost Category                  Annual Increase
 -----------------------------------------------------------------
 Board of Directors' Fees                          $300,000
 -----------------------------------------------------------------
 Labor O&M                                       $5,980,291
 -----------------------------------------------------------------
 Facilities Expense                               ($377,925)
 -----------------------------------------------------------------
 Lost OM&A Procurement Savings                   $3,000,000
 -----------------------------------------------------------------
 Depreciation and Return on Capitalized            $145,411
 Labor Costs
 -----------------------------------------------------------------
 Depreciation and Return on Lost                   $111,720
 Capital Procurement Savings
 -----------------------------------------------------------------

 -----------------------------------------------------------------
              Cost Category                  Annual Increase
 -----------------------------------------------------------------
 Cost of Capital Impact (Pre-Tax)                $6,063,132
 -----------------------------------------------------------------
 Amortization of IS/IT Replacement               $3,940,660
 -----------------------------------------------------------------
 Amortization of Transition Costs                  $933,121
 -----------------------------------------------------------------
 Other Shareholder-Related Costs                   $811,734
 -----------------------------------------------------------------
 TOTAL                                          $20,908,144
 -----------------------------------------------------------------

                                   Table IV-4
                  Analysis of Lost Economies for East Ohio Gas

 ------------------------------------- --------------------
 Total Lost Economies                          $20,908,144
 ------------------------------------- --------------------
 Lost Economies as a percent of
 ------------------------------------- --------------------
                       Total Revenues               2.052%
 ------------------------------------- --------------------
                         Net Revenues               4.737%
 ------------------------------------- --------------------
                       Total Expenses               2.290%
 ------------------------------------- --------------------
                     Non-Gas Expenses               6.231%
 ------------------------------------- --------------------
                         Gross Income               19.76%
 ------------------------------------- --------------------
                           Net Income               36.61%
 ------------------------------------- --------------------
 In absence of rate relief
 ------------------------------------- --------------------
        Estimated return on rate base              5.1977%
 ------------------------------------- --------------------
        Estimated return on net plant              4.8723%
 ------------------------------------- --------------------

                                   Table IV-5
                         Analysis of Customer Impacts of
                        Lost Economies for East Ohio Gas

 --------------------------------- ---------------------
 Rate Revenue
 --------------------------------- ---------------------
                     Pre-Spin-Off            $1,018,979
 --------------------------------- ---------------------
                    Post-Spin-Off            $1,080,697
 --------------------------------- ---------------------
                  Dollar Increase               $61,718
 --------------------------------- ---------------------
                 Percent Increase                6.057%
 --------------------------------- ---------------------

V.   Analysis of Lost Economies from Divestiture on Peoples Natural Gas

     Overview

Peoples Natural Gas provides service to approximately 350,000 customers in western Pennsylvania. Peoples Natural Gas' system consists of approximately 6,600 miles of transmission and distribution lines. Natural gas revenue in 1998 was approximately $300 million on system throughput of 77.1 billion cubic feet of gas.

As a subsidiary of CNG, many administrative and operational functions are performed for Peoples Natural Gas by the Service Company. Thus, the majority of increased costs from divestiture result from the need to replace Service Company personnel and resources with staff directly employed by Peoples Natural Gas.

          Organizational and Staffing Impact

As a result of a divestiture from the CNG system, Peoples Natural Gas would need to expand its organizational structure to add the executive, administrative, and operational staff to perform the functions it currently receives from the Service Company.

The Peoples Natural Gas organizational structure as of December 31, 1998 was used as a pattern for developing the new stand-alone LDC organization. To support a stand-alone corporate structure, an additional 179 management and staff positions would be required to perform the Service Company functions. The new areas and their relationship to the December 31, 1998 Peoples Natural Gas organizational structure are summarized below.

                                    Table V-1
                  Summary of Incremental Staffing Requirements
                             at Peoples Natural Gas

 ------------------------------------------------------
         Executive Position          Incremental Staff
 ------------------------------------------------------
 President                                     2
 ------------------------------------------------------
 Chief Operating Officer                       2
 ------------------------------------------------------
 VP of Operations                             25.3
 ------------------------------------------------------
 Director of Sales                             8
 ------------------------------------------------------
 VP of Gas Supply                             10
 ------------------------------------------------------

 ------------------------------------------------------
 Chief Information Officer                    55
 ------------------------------------------------------

 ------------------------------------------------------
 Chief Financial Officer                       2
 ------------------------------------------------------
 VP of Finance and Treasurer                  14
 ------------------------------------------------------
 Controller                                   39.3
 ------------------------------------------------------
 Director of Investor Relations                1
 ------------------------------------------------------
 Director of Corporate Planning                1
 ------------------------------------------------------

 ------------------------------------------------------
 General Counsel                               6.8
 ------------------------------------------------------
 VP of Human Resources                        13
 ------------------------------------------------------
             Total Incremental Staff         179.4
 ------------------------------------------------------

Board of Directors The Board of Directors is assumed to consist of 12 directors based on the size and scope of Peoples Natural Gas.

Chief Executive Officer (CEO): The CEO/President position would report to the Peoples Natural Gas Board of Directors rather than the Executives at the Service Company. The CEO/President would be the highest position within the stand-alone corporate organization. The CEO/President would be responsible for representing the corporation to customers, the financial community, regulators and the public. This position would carry significantly more responsibilities than the current position of President at Peoples Natural Gas. This position would have new reporting relationships with new executives and staff added as a result of the divestiture.

Chief Operating Officer (COO) - The COO would report directly to the CEO and would be responsible for the overall operating activities of the Company. The COO would oversee the work of three vice presidents and two directors: the VP of Operations, the VP of Gas Supply, the VP of Rates and Regulatory Affairs, the Director of Customer Service, and the Director of Sales. With the exception of the VP of Gas Supply, all positions currently exist within the Peoples Natural Gas Organization.

     The VP of  Operations  would be  similar to the  current  VP of  Operations position at Peoples Natural Gas. However, the Engineering Services department under the VP of Operations would be expanded to accommodate the additional staff responsible for design standards, operating procedures, planning, audits and compliance, and general technical support. These functions are currently performed by the Engineering department under the Regulated Business Support Group of the Service Company. In the event of divestiture, Peoples Natural Gas would require an additional 12 engineering staff for stand-alone operations. The VP of Operations would also oversee the purchasing and materials management functions and the additional 13 staff required to perform these activities.

     The Director of Sales position would continue in the new organization. However, the Marketing department under this executive would be expanded to accommodate the additional staff currently under the Regulated Business Support Group of the Service Company. Approximately 8 staff from the existing marketing group would be transferred to support the Peoples Natural Gas marketing function.

     The VP of Gas Supply would be a new position responsible for all gas supply planning, procurement, and contract administration. In the event of divestiture, Peoples Natural Gas would require an additional 9 gas supply staff reporting to the VP of Gas Supply for stand-alone operations. Gas Supply is currently managed centrally by the Service Company. Under the current structure, the CNG LDCs have submitted joint comments in response to actions by the Federal Energy Regulatory Commission and have jointly intervened in interstate pipeline regulatory proceedings where they have common interests. In the event of a spin-off, Peoples Natural Gas would have to independently participate in these regulatory filings. These increased costs associated with the increased responsibilities for federal regulatory filings have been included in the labor costs increases in the gas supply area, as this department is responsible for dealing with these issues.

Chief Information Officer (CIO) would be a new position responsible for the information technology needs of Peoples Natural Gas. Currently, these functions are provided centrally by the Service Company. This position would oversee the entire information systems, communication systems, data processing, application development, software and hardware procurement within the Peoples Natural Gas organization. Approximately, 55 managers and staff would be added to support the information technology needs of Peoples Natural Gas as a stand-alone LDC.

Chief Financial Officer (CFO) - The Chief Financial Officer would report directly to the CEO and would be responsible for corporate finance, corporate planning, treasury, accounting, risk management, and investor relations. As part of this reorganization, the current responsibilities of Peoples Natural Gas' Director of Finance and Budget would be split between three new senior management positions: VP of Finance and Treasurer, Director of Corporate Planning, and Controller. The Director of Investor Relations would also report to the CFO. These new functional areas are described in detail below.

     The VP of Finance and Treasurer would be a new position responsible for Treasury and the corporate financial functions currently provided by the Service Company, including Risk Management, Financial Systems, Strategic Financial Planning, Purchasing and Facilities Management. This position would be in charge of all financing, both debt and equity for the new corporate entity of Peoples Natural Gas. Approximately 14 new staff would be added in the departments reporting to this position.

     The Controller would assume the accounting-related functions currently directed by Peoples Natural's Director of Finance and Budgets. The Controller would oversee all accounting, cash management, transaction processing, customer billing, internal auditing, external reporting and tax functions of Peoples Natural Gas. An additional 39 management and staff would be required to support these accounting and processing services currently provided by the Service Company.

     The Director of Investor Relations would handle all financial corporate communications and would be in charge of producing the Annual Report and organizing the annual stockholders meetings.

     The Director of Corporate Planning would be added to expand the corporate strategic planning function within the stand-alone LDC. This position would support part of the existing Finance and Budget department within Peoples Natural Gas.

General Counsel - The General Counsel would report directly to the CEO and would be responsible for overseeing the legal affairs, government affairs, and corporate communications. The existing General Counsel position within Peoples Natural Gas would be expanded to assume responsibilities over all corporate legal matters, environmental compliance, SEC compliance, litigation, state and federal regulatory matters, labor and benefit legal matters, contracts and corporate governance. A new executive position under the General Counsel would be created to consolidate the external communications and policy work of Peoples Natural Gas. The General Counsel would oversee all legal services procured through outside attorneys. The new position of Corporate Secretary would report to the General Counsel.

     The Director of External Affairs and Policy Development would report to the General Counsel. This position would be an expansion of the current General Manager of Public Affairs within the Peoples Natural Gas organization. The existing Community Affairs, Government Affairs, and Corporate Communications departments within Peoples Natural Gas would continue to report to this position.

In addition to the transfer of current positions and departmental reporting to the General Counsel, approximately 7 incremental positions would be added under this position.

Human Resources - The VP of Human Resources would report directly to the CEO and would be responsible for employee staffing, compensation, training, benefits, health services, employee services, and security. All positions currently reporting to Peoples Natural Gas' Director of Human Resources would report to the new VP of Human Resources. In addition, reporting departments would be expanded to include additional staff responsible for employee benefits servicing, which is currently provided by a third-party vendor through an outsource arrangement by the Service Company. The spin-off of Peoples Natural Gas would require an additional staff of 13 within the Human Resources and Benefits Administration function.

     Facilities Impact

As a result of the addition of 179 full-time equivalent staff, Peoples Natural Gas would be required to lease additional office space for these new employees. REED estimates that approximately, 56,600 square feet of additional space would be required. The estimated costs for this space are $1.2 million per year. When compared with the allocation of lease expenses from the Service Company, the annual incremental lease cost is estimated to be $310,000.

     Information Technology - Non-labor/Outside Services

Peoples Natural Gas would experience significant non-labor cost increases from the need to assume full responsibility for the information technology functions provided by the Service Company. The additional labor-related costs have already been incorporated into the labor cost figures above. Many of these non-labor costs would be one-time transition costs for the replacement and duplication of central systems currently operated and maintained by the Service Company. These systems, which would be duplicated by Peoples Natural Gas, include the following:

     Peoples Natural Gas would require its own employee, human resources, and payroll information system. The current People Soft program would need to be duplicated and customized for Peoples Natural Gas as a stand-alone company.

     CNG's Oracle-based financial applications (purchasing, inventory, project accounting, general ledger, accounts payable, accounts receivable, budgeting, fixed assets) would need to be duplicated and customized for Peoples Natural Gas.

     The ALTRA Gas Management System would need to be purchased and customized by Peoples Natural Gas. This program is used for transaction processing, contract administration, and gas accounting. A separate Oracle-based system would be required for the administration and management of contracts with local producers directly connected to the Peoples Natural Gas system.

     The new customer information system developed by the Service Company, CAMP (Customer Activities and Marketing Project), consists of three tiers: 1) a central database and the batch billing process run on an IBM mainframe; 2) UNIX Servers and a relational database from Sybase; 3) the client tier, which is customized using Power Builder. The current centralized CAMP system would need to be separated and redesigned for stand alone operations. In addition, Peoples Natural Gas would require its own independent server/mainframe to serve as the first tier of the stand alone CAMP system.

     Peoples Natural Gas would need its own version of ACCLAIM, a system used to automate dispatching and communicate service orders.

     Peoples Natural Gas would also need its own version of the ITRON hardware used for the Meter Reading System.

REED estimates the costs to separate, replace and duplicate these systems to be approximately $23.1 million. Assuming the systems are depreciated on the same basis as that used by the Service Company, the annual depreciation costs would be $2.4 million. While many of these IT-related costs would be one-time transition costs, annual maintenance and lease costs are expected to be higher for the stand-alone company. The Service Company currently outsources the help desk function. It's uncertain whether Peoples Natural Gas would be able to continue this arrangement on a stand-alone basis at its current cost. In addition, Peoples Natural Gas would lose the opportunity to jointly develop new applications and share the cost of those applications with other corporate entities.

     Loss in Purchasing Efficiencies

As mentioned earlier, the Service Company centrally manages purchasing across all CNG subsidiaries. Peoples Natural Gas would have to assume responsibility for acquisition planning, purchase order placement, supplier negotiations, contract formation, contract administration, expediting, supplier payment problem resolution, purchasing systems support, and supplier source development. In addition to the administrative and labor cost increases for this function, Peoples Natural Gas would experience reduced purchasing economies on a stand-alone basis. Based on CNG's experience to date in savings achieved from centralized procurement, Peoples Natural Gas is estimated to lose approximately $2 million a year in savings. The $1.04 million annual impact of this lost savings assumes 50% of the total procurement savings applies to capitalized expenditures. The primary categories for procurement savings include purchases of gas line materials, such as plastic pipe, valves, and meter sets; purchases of gas line services such as environmental services, construction services, and line locating; and purchases of administrative support equipment and services, including long distance, office supplies, computer support, and personal computers.

     Cost of Capital

The divestiture of Peoples Natural Gas from the CNG family of companies would require the recapitalization of the debt at prevailing market rates at the time of the spin-off. This study assumes that the existing Peoples Natural Gas capital structure would be maintained in the stand-alone organization. Assuming no change in the existing cost of equity, based on the market capitalization at year-end 1998, Peoples Natural Gas would experience a pre-tax capital cost increase of $2.1 million or an after-tax capital cost increase of $1.2 million.

     Transition/Transaction Costs

The  divestiture  of  Peoples  Natural  Gas  from  CNG  and  the  creation  of a stand-alone utility would be a complex legal and financial transaction that would incur significant transition costs. The costs for issuance of new debt and equity securities are based on standard fees for similar transactions by other utilities. These costs include the legal and financial advisory fees, fees for independent accountants, actuaries, and other management consultants. As discussed above, Peoples Natural Gas would incur significant costs to either purchase, duplicate, or replace many of the information systems provided by the Service Company. Real estate services would be required to obtain additional office space for increased staff at the LDC. The company would experience significant costs for hiring and training the more than 179 additional staff required for stand-alone operations. The hiring costs for senior executives are estimated at 1/3 the first year's salary. REED estimated hiring and training costs for incremental staff at $1000/employee. The following transition costs would be applicable in a spin-off of Peoples Natural Gas:

                                    Table V-2
         Summary of Transition/Transaction Costs for Peoples Natural Gas

 ------------------------------------- --------------------------------
               Category                          Total Fees
 ------------------------------------- --------------------------------
 Transaction Costs (debt and equity              $2,415,000
 issuance)
 ------------------------------------- --------------------------------
 Legal, accounting, other advisory               $3,000,000
 fees
 ------------------------------------- --------------------------------
 Hiring/Training                                 $1,262,700
 ------------------------------------- --------------------------------
 Total Costs                                     $6,677,700
 ------------------------------------- --------------------------------
 Annual Amortization (10 years)                   $667,770
 ------------------------------------- --------------------------------

     Other Indirect Lost Economies

Although Peoples Natural Gas has its own contracts for gas supply, storage, and transportation services, the procurement and administration of gas supply-related resources is managed by the gas supply area of the Service Company. In addition to the increased labor costs from assuming responsibility for supply planning, procurement, and day-to-day administration, Peoples Natural Gas would lose the purchasing economies enjoyed by the centralized management of this function by CNG. Given the continuing change and evolution of the gas market, it is difficult to quantify the degree of cost savings provided by central management beyond the administrative labor cost savings. However, the experience of the Service Company suggests that CNG has been able to obtain lower-cost supplies through bulk purchasing for the LDC group and enhance capacity release credits through its centralized administration and purchasing.

Summary of Impacts for Peoples Natural Gas Spin-Off

The study illustrates that a spin-off of Peoples Natural Gas into a stand-alone LDC would require an additional 179 full-time management and staff positions. Based on the assumptions set forth in Section II and the staffing requirements outlined above, the annual cost increase is estimated to be $15.7 million. The categories of cost increases are set forth below.

                                    Table V-3
                Summary of Lost Economies for Peoples Natural Gas

 -----------------------------------------------------------------
              Cost Category                  Annual Increase
 -----------------------------------------------------------------
 Board of Directors' Fees                          $300,000
 -----------------------------------------------------------------
 Labor O&M                                       $7,879,208
 -----------------------------------------------------------------
 Facilities Expense                                $309,575
 -----------------------------------------------------------------
 Lost OM&A Procurement Savings                   $1,000,000
 -----------------------------------------------------------------
 Depreciation and Return on Capitalized            $192,883
 Labor Costs
 -----------------------------------------------------------------
 Depreciation and Return on Lost                    $35,599
 Capital Procurement Savings
 -----------------------------------------------------------------
 Cost of Capital Impact (Pre-Tax)                $2,103,797
 -----------------------------------------------------------------
 Amortization of IS/IT Replacement               $2,414,555
 -----------------------------------------------------------------
 Amortization of Transition Costs                  $667,770
 -----------------------------------------------------------------
 Other Shareholder-Related Costs                   $811,734
 -----------------------------------------------------------------
 TOTAL                                          $15,715,120
 -----------------------------------------------------------------

                                    Table V-4
               Analysis of Lost Economies for Peoples Natural Gas

 -------------------------------------- --------------------
 Total Lost Economies                           $15,715,120
 -------------------------------------- --------------------
 Lost Economies as a percent of
 -------------------------------------- --------------------
                        Total Revenues               5.190%
 -------------------------------------- --------------------
                          Net Revenues               8.500%
 -------------------------------------- --------------------
                        Total Expenses               6.579%
 -------------------------------------- --------------------
                          Net Expenses              12.994%
 -------------------------------------- --------------------
                          Gross Income               24.58%
 -------------------------------------- --------------------
                            Net Income               43.37%
 -------------------------------------- --------------------
 In absence of rate relief
 -------------------------------------- --------------------
         Estimated return on rate base              7.1758%
 -------------------------------------- --------------------
         Estimated return on net plant              6.0761%
 -------------------------------------- --------------------


                                    Table V-5
                         Analysis of Customer Impacts of
                     Lost Economies for Peoples Natural Gas

   --------------------------------- ---------------------
   Rate Revenue
    --------------------------------- ---------------------
                       Pre-Spin-Off              $302,806
    --------------------------------- ---------------------
                      Post-Spin-Off              $326,957
    --------------------------------- ---------------------
                    Dollar Increase               $24,151
    --------------------------------- ---------------------
                   Percent Increase                7.976%
   --------------------------------- ---------------------

VI.  Analysis of Lost Economies from Divestiture on Virginia Natural Gas

     Overview

Virginia Natural Gas provides service to approximately 201,900 customers in Virginia. Virginia Natural Gas' system consists of 3,856 miles of transmission and distribution main lines. Natural gas revenue in 1998 was $189 million on system throughput of 50.9 billion cubic feet of gas.

          Organizational and Staffing Impact

As a result of a divestiture from the CNG system, Virginia Natural Gas would need to expand its organizational structure to add the executive, administrative, and operational staff to perform the functions it currently receives from the Service Company.

The Virginia Natural Gas organizational structure as of December 31, 1998 was used as a pattern for developing the new stand-alone LDC organization. To support a stand-alone corporate structure, an additional 131 management and staff would be required to perform the Service Company functions. The new areas and their relationship to the December 31, 1998 Virginia Natural Gas organizational structure are summarized below.

                                   Table VI-1
                  Summary of Incremental Staffing Requirements
                             at Virginia Natural Gas

------------------------------------------------------
        Executive Position          Incremental Staff
------------------------------------------------------
President                                     2
------------------------------------------------------
Chief Operating Officer
------------------------------------------------------
VP of Operations                             19.3
------------------------------------------------------
VP of Marketing and Rates                     5
------------------------------------------------------
VP of Gas Supply                              8.5
------------------------------------------------------

------------------------------------------------------
Chief Information Officer                    35
------------------------------------------------------

------------------------------------------------------
Chief Financial Officer                       2
------------------------------------------------------
VP of Finance and Treasurer                  11
------------------------------------------------------
Controller                                   29.3
------------------------------------------------------
Director of Investor Relations                1
------------------------------------------------------
Director of Corporate Planning                1
------------------------------------------------------

------------------------------------------------------
General Counsel                               9.3
------------------------------------------------------
VP of Human Resources                         8
------------------------------------------------------
            Total Incremental Staff         131.4
------------------------------------------------------

Board of Directors The Board of Directors is assumed to consist of 9 directors based on the size and scope of Virginia Natural Gas.

Chief Executive Officer (CEO): The CEO/President position would report to the Virginia Natural Gas Board of Directors rather than the Executives at the Service Company. The CEO/President would be the highest position within the stand-alone corporate organization. The CEO/President would be responsible
for  representing  the  corporation  to  customers,   the  financial  community,
regulators and the public. This position would carry significantly more responsibilities than the current position of President at Virginia Natural Gas. This position would have new reporting relationships with new executives and staff added as a result of the divestiture.

Chief Operating Officer (COO) - The COO would report directly to the CEO and would be responsible for the overall operating activities of the Company. The COO would oversee the work of three vice presidents: the VP of Operations, the VP of Gas Supply, and the VP of Marketing and Rates. With the exception of the VP of Gas Supply, all positions currently exist within the Virginia Natural Gas Organization.

     The VP of  Operations  would be  similar to the  current  VP of  Operations position at Virginia Natural Gas. However, the Engineering Services department under the VP of Operations would be expanded to accommodate the additional staff responsible for design standards, operating procedures, planning, audits and compliance, and general technical support. These functions are currently performed by the Engineering department under the Regulated Business Support Group of the Service Company. In the event of divestiture, Virginia Natural Gas would require an additional 10 engineering staff for stand-alone operations. The VP of Operations would also oversee the purchasing and materials management functions and the additional 9 staff required to perform these activities.

     The VP of Marketing and Rates position would continue in the new organization. However, the Marketing department under this executive would be expanded to accommodate the additional staff currently under the Regulated Business Support Group of the Service Company. Approximately 5 staff from the existing marketing group would be transferred to support the Virginia Natural Gas marketing function.

     The VP of Gas Supply would be a new position responsible for all gas supply planning, procurement, and contract administration. In the event of divestiture, Virginia Natural Gas would require an additional 7.5 gas supply staff reporting to the VP of Gas Supply for stand-alone operations. Gas Supply is currently managed centrally by the Service Company. Under the current structure, the CNG LDCs have submitted joint comments in response to actions by the Federal Energy Regulatory Commission and have jointly intervened in interstate pipeline regulatory proceedings where they have common interests. In the event of a spin-off, Virginia Natural Gas would have to independently participate in these regulatory filings. These increased costs associated with the increased responsibilities for federal regulatory filings have been included in the labor costs increases in the gas supply area, as this department is responsible for dealing with these issues.

Chief Information Officer (CIO) would be a new position responsible for the information technology needs of Virginia Natural Gas. Currently, these functions are provided centrally by the Service Company. This position would oversee the entire information systems, communication systems, data processing, application development, software and hardware procurement within the Virginia Natural Gas organization. Approximately, 35 staff would be added to support the information technology needs of Virginia Natural Gas as a stand-alone LDC.

Chief Financial Officer (CFO) - The Chief Financial Officer would report directly to the CEO and be responsible for corporate finance, corporate planning, treasury, accounting, risk management, and investor relations. As part of this reorganization, the current responsibilities of Virginia Natural Gas' Treasurer/Controller/Director of Finance would be split between three new senior management positions:

the VP of Finance and Treasurer, the Director of Corporate Planning, and the Controller. The Director of Investor Relations would also report to the CFO. These new functional areas are described in detail below.

     The VP of Finance and Treasurer would be a new position responsible for Treasury and the corporate financial functions currently provided by the Service Company, including Risk Management, Financial Systems, Strategic Financial Planning, Purchasing and Facilities Management. This position would be in charge of all financing, both debt and equity for the new corporate entity of Virginia Natural Gas. Approximately 11 new staff would be added in the departments reporting to this position.

     The Controller would assume the accounting-related functions currently directed by Virginia Natural Gas' Treasurer/Controller/Director of Finance. The Controller would oversee all accounting, cash management, transaction processing, customer billing, internal auditing, external reporting and tax functions of Virginia Natural Gas. An additional 29 management and staff would be required to support these accounting and processing services currently provided by the Service Company.

     The Director of Investor Relations would handle all financial corporate communications and would be in charge of producing the Annual Report and organizing the annual stockholders meetings.

     The Director of Corporate Planning would be added to expand the corporate strategic planning function within the stand-alone LDC. This position would support part of the existing Planning and Budget department within Virginia Natural Gas.

General Counsel - The General Counsel reports directly to the CEO and would be responsible for overseeing the legal affairs, government affairs, and corporate communications. The existing General Counsel position within Virginia Natural Gas would be expanded to assume responsibilities over all corporate legal matters, environmental compliance, SEC compliance, litigation, state and federal regulatory matters, labor and benefit legal matters, contracts and corporate governance. A new executive position under the General Counsel would be created to consolidate the external communications and policy work of Virginia Natural Gas. The General Counsel would oversee all legal services procured through outside attorneys. The new position of Corporate Secretary would report to the General Counsel.

     The Director of External Affairs and Policy Development would report to the General Counsel. The existing Public Affairs and Communications departments within Virginia Natural Gas would report to this position.

In addition to the transfer of current positions and departmental reporting to the General Counsel, approximately 9 incremental positions would be added under this position.

Human Resources - The VP of Human Resources would report directly to the CEO and would be responsible for employee staffing, compensation, training, benefits, health services, employee services and security. All positions currently reporting to Virginia Natural Gas' Director of Human Resource would report to the new VP of Human Resources. In addition, reporting departments would be expanded to include additional staff responsible for employee benefits servicing, which is currently provided by a third-party vendor through an outsource arrangement by the Service Company. The spin-off of Virginia Natural Gas would require an additional staff of 8 within the Human Resources and Benefits Administration function.

     Facilities Impact

As a result of the addition of 131 full-time equivalent staff, Virginia Natural Gas would be required to lease additional office space for these new employees. REED estimates that approximately 42,000 square feet of additional space would be required. The estimated costs for this space are $0.75 million per year. When compared with the allocation of lease expenses from the Service Company, the annual incremental lease cost is estimated to be $300,000.

     Information Technology - Non-labor/Outside Services

Virginia Natural Gas would experience significant non-labor cost increases from the need to assume full responsibility for the information technology functions provided by the Service Company. The additional labor-related costs have already been incorporated into the labor cost figures above. Many of these non-labor costs would be one-time transition costs for the replacement and duplication of central systems currently operated and maintained by the Service Company. These systems, which would be duplicated by Virginia Natural Gas, include the following:

     Virginia Natural Gas would require its own employee, human resources, and payroll information system. The current People Soft program would need to be duplicated and customized for Virginia Natural Gas as a stand-alone company.

     CNG's Oracle-based financial applications (purchasing, inventory, project accounting, general ledger, accounts payable, accounts receivable, budgeting, fixed assets) would need to be duplicated and customized for Virginia Natural Gas.

     The ALTRA Gas Management System would need to be purchased and customized by Virginia Natural Gas. This program is used for transaction processing, contract administration, and gas accounting. A separate Oracle-based system would be required for the administration and management of contracts with local producers directly connected to the Virginia Natural Gas system.

     The SAMS engineering system already in place at CNG would need ongoing support and maintenance from Virginia Natural Gas.

     Virginia Natural Gas would need its own version of ACCLAIM, a system used to automate dispatching and communicate services orders.

     Virginia Natural Gas would also need its own version of the ITRON hardware used for the Meter Reading System.

REED estimates the costs to separate, replace and duplicate these systems to be approximately $8.5 million. Assuming the systems are depreciated on the same basis as that used by the Service Company, the annual depreciation costs would be approximately $1 million. While many of these IT-related costs would be one-time transition costs, annual maintenance and lease costs are expected to be higher for the stand-alone company. Currently, the Service Company outsources the help desk function. Its uncertain whether Virginia Natural Gas would be able to continue this arrangement on a stand-alone basis at its current cost. In addition, Virginia Natural Gas would lose the opportunity to jointly develop new applications and share the cost of those applications with other corporate entities.

     Loss in Purchasing Efficiencies

Currently,  the Service  Company  centrally  manages  purchasing  across all CNG subsidiaries. Virginia Natural Gas would have to assume responsibility for acquisition planning, purchase order placement, supplier negotiations, contract formation, contract administration, expediting, supplier payment problem resolution, purchasing systems support, and supplier source development. In addition to the administrative and labor cost increases for this function, Virginia Natural Gas would experience reduced purchasing economies on a stand-alone basis. Based on CNG's experience to date in savings achieved from centralized procurement, Virginia Natural Gas is estimated to lose approximately $2 million annually in savings. The $1.04 million annual impact of this lost savings assumes 50% of the total procurement savings applies to capitalized expenditures. The primary categories for procurement savings include purchases of gas line materials, such as plastic pipe, valves, and meter sets; purchases of gas line services such as environmental services, construction services and line locating; and purchases of administrative support equipment and services, including long distance, office supplies, computer support, and personal computers.

     Cost of Capital

The divestiture of Virginia Natural Gas from the CNG family of companies would require the recapitalization of the debt at prevailing market rates at the time of the spin-off. This study assumes that the existing Virginia Natural Gas capital structure would be maintained in the stand-alone organization. Assuming no change in the existing cost of equity, based on the market capitalization at year-end 1998, Virginia Natural Gas would experience a pre-tax capital cost increase of $2.1 million, or an after-tax capital cost increase of $1.4 million.

     Transition/Transaction Costs

The  divestiture  of  Virginia  Natural  Gas  from  CNG  and the  creation  of a stand-alone utility would be a complex legal and financial transaction that would incur significant transition costs. The costs for issuance of new debt and equity securities are based on standard fees for similar transactions by other utilities. These costs include the legal and financial advisory fees, fees for independent accountants, actuaries, and other management consultants. As discussed above, Virginia Natural Gas would incur significant costs to either purchase, duplicate or replace many of the information systems provided by the Service Company. Real estate services would be required to obtain additional office space for increased staff at the LDC. The company would experience significant costs for hiring and training the more than 131 additional staff required for stand-alone operations. The hiring costs for senior executives are estimated at 1/3 the first year's salary. REED estimated hiring and training costs for incremental staff at $1000/employee. The following transition costs would be applicable in a spin-off of Virginia Natural Gas:

                                   Table VI-2
        Summary of Transition/Transaction Costs for Virginia Natural Gas

 ----------------------------------- ----------------------------------
              Category                          Total Fees
 ----------------------------------- ----------------------------------
 Transaction Costs (debt and                    $2,089,000
 equity issuance)
 ----------------------------------- ----------------------------------
 Legal, accounting, other advisory              $2,500,000
 fees
 ----------------------------------- ----------------------------------
 Hiring/Training                                $1,116,500
 ----------------------------------- ----------------------------------
 Total Costs                                    $5,705,500
 ----------------------------------- ----------------------------------
 Annual Amortization                             $570,550
 ----------------------------------- ----------------------------------

     Other Indirect Lost Economies

Although Virginia Natural Gas has its own contracts for gas supply, storage, and transportation services, the procurement and administration of gas supply-related resources is managed by the gas supply area of the Service Company. In addition to the increased labor costs from assuming responsibility for supply planning, procurement, and day-to-day administration, Virginia Natural Gas will lose the purchasing economies enjoyed by the centralized management of this function by CNG. Given the continuing change and evolution of the gas market, it is difficult to quantify the degree of cost savings provided by central management beyond the administrative labor cost savings. However, the experience of the Service Company suggests that CNG has been able to obtain lower-cost supplies through bulk purchasing for the LDC group and enhance capacity release credits through its centralized administration and purchasing.

Summary of Impacts for Virginia Natural Gas Spin-Off

The study illustrates that a spin-off of Virginia Natural Gas into a stand-alone LDC would require an additional 131 full-time employees. Based on the assumptions set forth in Section II and the staffing requirements outlined above, the annual cost increase is estimated to be $13.2 million. The categories of cost increases are set forth below.

                                   Table VI-3
               Summary of Lost Economies for Virginia Natural Gas

 -----------------------------------------------------------------
              Cost Category                  Annual Increase
 -----------------------------------------------------------------
 Board of Directors' Fees                          $225,000
 -----------------------------------------------------------------
 Labor O&M                                       $6,993,603
 -----------------------------------------------------------------
 Facilities Expense                                $302,125
 -----------------------------------------------------------------
 Lost OM&A Procurement Savings                   $1,000,000
 -----------------------------------------------------------------
 Depreciation and Return on Capitalized            $168,193
 Labor Costs
 -----------------------------------------------------------------
 Depreciation and Return on Lost                    $37,458
 Capital Procurement Savings
 -----------------------------------------------------------------
 Cost of Capital Impact (Pre-Tax)                $2,109,185
 -----------------------------------------------------------------
 Amortization of IS/IT Replacement                 $958,900
 -----------------------------------------------------------------
 Amortization of Transition Costs                  $570,550
 -----------------------------------------------------------------
 Other Shareholder-Related Costs                   $811,734
 -----------------------------------------------------------------
 TOTAL                                          $13,176,747
 -----------------------------------------------------------------


                                   Table VI-4
               Analysis of Lost Economies for Virginia Natural Gas

 ------------------------------------- --------------------
 Total Lost Economies                          $13,176,747
 ------------------------------------- --------------------
 Lost Economies as a percent of
 ------------------------------------- --------------------
                       Total Revenues               6.942%
 ------------------------------------- --------------------
                         Net Revenues              13.669%
 ------------------------------------- --------------------
                       Total Expenses               8.190%
 ------------------------------------- --------------------
                         Net Expenses              19.525%
 ------------------------------------- --------------------
                         Gross Income               45.58%
 ------------------------------------- --------------------
                           Net Income              105.30%
 ------------------------------------- --------------------
 In absence of rate relief
 ------------------------------------- --------------------
        Estimated return on rate base              1.7230%
 ------------------------------------- --------------------
        Estimated return on net plant              1.0591%
 ------------------------------------- --------------------

                                   Table VI-5
                         Analysis of Customer Impacts of
                     Lost Economies for Virginia Natural Gas

   --------------------------------- ---------------------
   Rate Revenue
   --------------------------------- ---------------------
                       Pre-Spin-Off              $189,803
   --------------------------------- ---------------------
                      Post-Spin-Off              $221,631
   --------------------------------- ---------------------
                    Dollar Increase               $31,828
   --------------------------------- ---------------------
                   Percent Increase               16.769%
   --------------------------------- ---------------------

VII. Analysis of Lost Economies from Divestiture on Hope Gas

     Overview

Hope Gas provides service to approximately 115,000 customers in West Virginia. Hope Gas' system consists of approximately 3,000 miles of distribution lines. Natural gas revenue in 1998 was $100 million on system throughput of 27.1 billion cubic feet of gas.

     Organizational and Staffing Impact

As a result of a divestiture from the CNG system, Hope Gas would need to expand its organizational structure to add the executive, administrative, and operational staff to perform the functions it currently receives from the Service Company.

The Hope Gas  organizational  structure  as of  December  31, 1998 was used as a pattern for developing the new stand-alone LDC organization. To support a stand-alone corporate structure, an additional 100 management and staff positions would be required to perform the Service Company functions. The new areas and their relationship to the December 31, 1998 Hope Gas organizational structure are summarized below.

                                   Table VI-1
                  Summary of Incremental Staffing Requirements
                                  at Hope Gas

 ------------------------------------------------------
         Executive Position          Incremental Staff
 ------------------------------------------------------
 President                                     2
 ------------------------------------------------------
 Chief Operating Officer
 ------------------------------------------------------
 Director of Operations                       11
 ------------------------------------------------------
 Director of Sales                             3
 ------------------------------------------------------
 Director of Gas Supply                        6
 ------------------------------------------------------

 ------------------------------------------------------
 Chief Information Officer                    20
 ------------------------------------------------------

 ------------------------------------------------------
 Chief Financial Officer                       2
 ------------------------------------------------------
 VP of Finance and Treasurer                  10
 ------------------------------------------------------
 Controller                                   25.3
 ------------------------------------------------------
 Director of Investor Relations                1
 ------------------------------------------------------

 ------------------------------------------------------
 General Counsel                              10
 ------------------------------------------------------
 VP of Human Resources                        10
 ------------------------------------------------------
             Total Incremental Staff         100.3
 ------------------------------------------------------


Board of Directors The Board of Directors is assumed to consist of 9 directors based on the size and scope of Hope Gas.

Chief Executive Officer (CEO): The CEO/President position would report to the Hope Gas Board of Directors rather than the Executives at the Service Company. The CEO/President would be the highest position within the stand-alone corporate organization. The CEO/President would be responsible for representing the corporation to customers, the financial community, regulators and the public. This position would carry significantly more responsibilities than the current position of President at Hope Gas. This position would have new reporting relationships with the new executives and staff added as a result of the divestiture.

Chief Operating Officer (COO) - The COO would report directly to the CEO and would be responsible for the overall operating activities of the company. The COO would oversee the work of three senior managers: the Director of Operations, the Director of Gas Supply, and the Director of Sales. The Director of Gas Supply and the Director of Operations are new positions described below.

     The Director of Operations would oversee all of the existing Managers of Operations and the Supervisor of Engineering. The Engineering Services department under this Director would be expanded to accommodate the additional staff responsible for design standards, operating procedures, planning, audits and compliance, and general technical support. These functions are currently performed by the Engineering department under the Regulated Business Support Group of the Service Company. In the event of divestiture, Hope Gas would require an additional 8 engineering staff for stand-alone operations. The Director of Operations would also oversee the purchasing and materials management functions and the additional 3 staff required to perform these activities.

     The Director of Sales position would continue in the new organization. However, the Marketing department under this executive would be expanded to accommodate the additional staff currently under the Regulated Business Support Group of the Service Company. Approximately 3 staff from the existing marketing group would be transferred to support the Hope Gas marketing function.

     The Director of Gas Supply would be a new position responsible for all gas supply planning, procurement, and contract administration. In the event of divestiture, Hope Gas would require an additional 5 gas supply staff reporting to the Director for stand-alone operations. Gas Supply is currently managed centrally by the Service Company. Under the current structure, the CNG LDCs have submitted joint comments in response to actions by the Federal Energy Regulatory Commission and have jointly intervened in interstate pipeline regulatory proceedings where they have common interests. In the event of a spin-off, Hope Gas would have to independently participate in these regulatory filings. These increased costs associated with the increased responsibilities for federal regulatory filings have been included in the labor costs increases in the gas supply area, as this department is responsible for dealing with these issues.

Chief Information Officer (CIO) would be a new position responsible for the information technology needs of Hope Gas. Currently, these functions are provided centrally by the Service Company. This position would oversee the entire information systems, communication systems, data processing, application development, software and hardware procurement within the Hope Gas organization. Approximately, 20 staff would be added to support the information technology needs of Hope Gas as a stand-alone LDC.

Chief Financial Officer (CFO) - The Chief Financial Officer would report directly to the CEO and would be responsible for corporate finance, corporate planning, treasury, accounting, risk management, and investor relations. As part of this reorganization, the current responsibilities of Hope Gas's Director of Finance and Customer Activities would be split between two new senior management positions: the VP of Finance and Treasury, and the Controller. The Director of Investor Relations would also report to the CFO. These new functional areas are described in detail below.

     The VP of Finance and Treasurer would be a new position responsible for Treasury and the corporate financial functions currently provided by the Service Company, including Risk Management, Financial Systems, Strategic Financial Planning, Corporate Planning, Purchasing, and Facilities Management. This position would be in charge of all financing, both debt and equity, for the new corporate entity of Hope Gas. Approximately 10 new staff would be added in the departments reporting to this position.

     The Controller would assume the accounting-related functions currently directed by Hope Gas's Director of Finance and Customer Activities. The Controller would oversee all accounting, cash management, transaction processing, customer billing, internal auditing, external reporting, and tax functions of Hope Gas. An additional 25 management and staff would be required to support these accounting and processing services currently provided by the Service Company.

     The Director of Investor Relations would handle all financial corporate communications and would be in charge of producing the Annual Report and organizing the annual stockholders meetings.

General Counsel - The General Counsel reports directly to the CEO and would be responsible for overseeing the legal affairs, government affairs, and corporate communications. The existing General Counsel position within Hope Gas would be expanded to assume responsibilities over all corporate legal matters, environmental compliance, SEC compliance, litigation, state and federal regulatory matters, labor and benefit legal matters, contracts, and corporate governance. A new executive position under the General Counsel would be created to consolidate the external communications and policy work of Hope Gas. The General Counsel would oversee all legal services procured through outside attorneys. The new position of Corporate Secretary would report to the General Counsel.

     The Director of External Affairs and Policy Development would report to the General Counsel. The existing Public Affairs departments within Hope Gas would report to this position. New staff would be added to support the Corporate Communications and Government Affairs functions of the new stand alone organization.

In addition to the transfer of current positions and departmental reporting to the General Counsel, approximately 10 incremental positions would be added under the General Counsel position.

Human Resources - The VP of Human Resources would report directly to the CEO and would be responsible for employee staffing, compensation, training, benefits, health services, employee services, and security. All positions currently reporting to Hope Gas' Director of Human Resource would report to the new VP of Human Resources. In addition, reporting departments would be expanded to include additional staff responsible for employee benefits servicing, which is currently provided by a third-party vendor through an outsource arrangement by the Service Company. The spin-off of Hope Gas would require an additional staff of 10 within the Human Resources and Benefits Administration function.

     Facilities Impact

As a result of the addition of 100 full-time equivalent staff, Hope Gas would be required to lease additional office space for these new employees. REED estimates that approximately 33,000 square feet of additional space would be required. The estimated costs for this space are $0.5 million per year. When compared with the allocation of lease expenses from the Service Company, Hope would face an incremental expense of $177,000.

     Information Technology - Non-labor/Outside Services

Hope Gas would experience significant non-labor cost increases from the need to assume full responsibility for the information technology functions provided by the Service Company. The additional labor-related costs have already been incorporated into the labor cost figures above. Many of these non-labor costs would be one-time transition costs for the replacement and duplication of central systems currently operated and maintained by the Service Company. These systems, which would be duplicated by Hope Gas, include the following:

     Hope Gas would require its own employee, human resources, and payroll information system. The current People Soft program would need to be duplicated and customized for Hope Gas as a stand-alone company.

     CNG's Oracle-based financial applications (purchasing, inventory, project accounting, general ledger, accounts payable, accounts receivable, budgeting, fixed assets) would need to be duplicated and customized for Hope Gas.

     The ALTRA Gas Management System would need to be purchased and customized by Hope Gas. This program is used for transaction processing, contract administration, and gas accounting. A separate Oracle-based system would be required for the administration and management of contracts with local producers directly connected to the Hope Gas system.

     The SAMS engineering system already in place at CNG would need ongoing support and maintenance from Hope Gas.

     The new customer information system developed by the Service Company, CAMP (Customer Activities and Marketing Project), consists of three tiers: 1) a central database and the batch billing process run on an IBM mainframe; 2) UNIX Servers and a relational database from Sybase; 3) the client tier, which is customized using Power Builder. The current centralized CAMP system would need to be separated and redesigned for stand alone operations. In addition, Hope Gas would require its own independent server/mainframe to serve as the first tier of the stand alone CAMP system.

     Hope Gas would need its own version of ACCLAIM, a system used to automate dispatching and communicate services orders.

     Hope Gas would also need its own version of the ITRON hardware used for the Meter Reading System.

REED estimates the costs to separate, replace and duplicate these systems to be approximately $19.9 million. Assuming the systems are depreciated on the same basis as that used by the Service Company, the annual depreciation costs would be approximately $2.1 million. While many of these IT-related costs would be one-time transition costs, annual maintenance and lease costs are expected to be higher for the stand-alone company. Currently, the Service Company outsources the help desk function. Its uncertain whether Hope Gas would be able to continue this arrangement on a stand-alone basis at its current cost. In addition, Hope Gas would lose the opportunity to jointly develop new applications and share the cost of those applications with other corporate entities.

     Loss in Purchasing Efficiencies

Currently, the Service Company centrally manages purchasing across all CNG subsidiaries. Hope Gas would have to assume responsibility for acquisition planning, purchase order placement, supplier negotiations, contract formation,
contract  administration,   expediting,  supplier  payment  problem
resolution, purchasing systems support, and supplier source development. In addition to the administrative and labor cost increases for this function, Hope Gas would experience reduced purchasing economies on a stand-alone basis. Based on CNG's experience to date in savings achieved from centralized procurement, Hope Gas is estimated to lose approximately $1 million annually in cost savings. The $0.520 million annual impact of this lost savings assumes 50% of the total procurement savings applies to capitalized expenditures. The primary categories for procurement savings include purchases of gas line materials, such as plastic pipe, valves, and meter sets; purchases of gas line services such as environmental services, construction services and line locating; and purchases of administrative support equipment and services, including long distance, office supplies, computer support, and personal computers.

     Cost of Capital

The divestiture of Hope Gas from the CNG family of companies would require the recapitalization of the debt at prevailing market rates at the time of the spin-off. This study assumes that the existing Hope Gas capital structure would be maintained in the stand-alone organization. Assuming no change in the existing cost of equity, based on the market capitalization at year-end 1998, Hope Gas would experience a pre-tax capital cost increase of approximately $1 million, or an after-tax capital cost increase of $0.6 million.

     Transition/Transaction Costs

The divestiture of Hope Gas from CNG and the creation of a stand-alone utility would be a complex legal and financial transaction that would incur significant transition costs. The costs for issuance of new debt and equity securities are based on standard fees for similar transactions by other utilities. These costs include the legal and financial advisory fees, fees for independent accountants, actuaries, and other management consultants. As discussed above, Hope Gas would incur significant costs to either purchase, duplicate, or replace many of the information systems provided by the Service Company. Real estate services would be required to obtain additional office space for increased staff at the LDC. The company would experience significant costs for hiring and training the 100 additional staff required for stand-alone operations. The hiring costs for senior executives are estimated at 1/3 the first year's salary. REED estimated hiring and training costs for incremental staff at $1000/employee. The following transition costs would be applicable in a spin-off of Hope Gas:

                                   Table VI-2
              Summary of Transition/Transaction Costs for Hope Gas

 ---------------------------------- ----------------------------------
             Category                          Total Fees
 ---------------------------------- ----------------------------------
 Transaction Costs (debt and                    $627,000
 equity issuance)
 ---------------------------------- ----------------------------------
 Legal, accounting, other                      $2,000,000
 advisory fees
 ---------------------------------- ----------------------------------
 Hiring/Training                                $923,120
 ---------------------------------- ----------------------------------
 Total Costs                                   $3,550,120
 ---------------------------------- ----------------------------------
 Annual Amortization                            $355,012
 ---------------------------------- ----------------------------------

     Other Indirect Lost Economies

Although Hope Gas has its own contracts for gas supply, storage, and transportation services, the procurement and administration of gas supply-related resources is managed by the gas supply area of the Service Company. In addition to the increased labor costs from assuming responsibility for supply planning, procurement, and day-to-day administration, Hope Gas will lose the purchasing economies enjoyed by the centralized management of this function by CNG. Given the continuing change and evolution of the gas market, it is difficult to quantify the degree of cost savings provided by central management beyond the administrative labor cost savings. However, the experience of the Service Company suggests that CNG has been able to obtain lower-cost supplies through bulk purchasing for the LDC group and enhance capacity release credits through its centralized administration and purchasing.

Summary of Impacts for Hope Gas Spin-Off

The study illustrates that a spin-off of Hope Gas into a stand-alone LDC would require an additional 100 full-time employees. Based on the assumptions set forth in Section II and the staffing requirements outlined above, the annual cost increase is estimated to be $11.5 million. The categories of cost increases are set forth below.

                                   Table VI-3
                     Summary of Lost Economies for Hope Gas

-----------------------------------------------------------------
             Cost Category               Total Annual Increase
-----------------------------------------------------------------
Board of Directors' Fees                         $225,000
-----------------------------------------------------------------
Labor O&M                                      $6,271,329
-----------------------------------------------------------------
Facilities Expense                               $177,188
-----------------------------------------------------------------
Lost OM&A Procurement Savings                    $500,000
-----------------------------------------------------------------
Depreciation and Return on Capitalized            $99,407
Labor Costs
-----------------------------------------------------------------
Depreciation and Return on Lost                   $19,943
Capital Procurement Savings
-----------------------------------------------------------------
Cost of Capital Impact (Pre-Tax)                 $992,666
-----------------------------------------------------------------
Amortization of IS/IT Replacement              $2,087,818
-----------------------------------------------------------------
Amortization of Transition Costs                 $355,012
-----------------------------------------------------------------
Other Shareholder-Related Costs                  $811,734
-----------------------------------------------------------------
TOTAL                                         $11,540,096
-----------------------------------------------------------------


                                   Table VI-4
                     Analysis of Lost Economies for Hope Gas

 -------------------------------------- --------------------
 Total Lost Economies                           $11,540,096
 -------------------------------------- --------------------
 Lost Economies as a percent of
 -------------------------------------- --------------------
                        Total Revenues              11.509%
 -------------------------------------- --------------------
                          Net Revenues              21.384%
 -------------------------------------- --------------------
                        Total Expenses              12.721%
 -------------------------------------- --------------------
                      Non-Gas Expenses              25.984%
 -------------------------------------- --------------------
                          Gross Income              120.80%
 -------------------------------------- --------------------
                            Net Income              252.52%
 -------------------------------------- --------------------
 In absence of rate relief
 -------------------------------------- --------------------
         Estimated return on rate base             -2.9188%
 -------------------------------------- --------------------
         Estimated return on net plant             -2.5556%
 -------------------------------------- --------------------

                                   Table VI-5
                         Analysis of Customer Impacts of
                           Lost Economies for Hope Gas

--------------------------------- ---------------------
Rate Revenue
--------------------------------- ---------------------
                    Pre-Spin-Off              $100,271
--------------------------------- ---------------------
                   Post-Spin-Off              $121,370
--------------------------------- ---------------------
                 Dollar Increase               $21,099
--------------------------------- ---------------------
                Percent Increase               21.042%
--------------------------------- ---------------------

VIII. Conclusion

The results of this study demonstrate that the spin-off of the CNG LDCs into separate stand-alone distribution companies will require an additional 700 full-time management and staff positions. While some of this staff could be drawn from the existing Service Company, the estimated total incremental labor costs are still expected to be $31.7 million annually. In addition to higher labor costs, the LDCs would face various transition costs associated with the divestiture transaction, increased purchasing costs due to a loss in purchasing economies realized through central procurement carried out by the Service Company, and additional shareholder related costs associated with the formation of four independent LDCs. The increases in each LDC's cost of capital on a stand-alone basis range from 56 to 100 basis points. The total cumulative cost impact of lost economies resulting from LDC divestiture is estimated to be $61.3 million annually.